As filed with the Securities and Exchange Commission on December 2, 2016

Registration No. 333-209033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-209033

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-0402575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

(713) 350-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hercules Offshore, Inc. 2015 Long-Term Incentive Plan

Beau M. Thompson, Esq.

Senior Vice President, General Counsel and Secretary

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

(713) 350-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Stephen B. Kuhn

Alice Hsu

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Hercules Offshore, Inc. (“Hercules”), relates to Registration Statement No. 333-209033 filed by Hercules with the Securities and Exchange Commission on January 19, 2016, registering 2,000,000 shares of Hercules’ common stock, par value $0.01 per share (the “Registration Statement”).

On June 5, 2016, Hercules and certain of its U.S. domestic direct and indirect subsidiaries (together with Hercules, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On November 15, 2016, the Bankruptcy Court entered an order confirming the Debtors’ Modified Joint Prepackaged Chapter 11 Plan (incorporating mediation settlement) (the “Plan of Liquidation”). On December 2, 2016, all applicable conditions set forth in the Plan of Liquidation were satisfied or waived and the effective date of the Plan of Liquidation occurred (the “Effective Date”).

As a result of the effectiveness of the Plan of Liquidation, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by Hercules to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, Hercules hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Date, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Hercules certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on this 2nd day of December, 2016.

Hercules Offshore, Inc.
(Registrant)

By:	/s/ Beau M. Thompson
Beau M. Thompson
Senior Vice President, General Counsel and Secretary

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.